Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2014 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the measurement period adjustments described in Note 2 and also impacting Notes 4, 5, 8, 12, and 19, as to which the date is September 26, 2014, relating to the financial statements and financial statement schedule, which appear in Platform Specialty Product Corporation’s Current Report on Form 8-K dated September 26, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

February 2, 2015